Exhibit 5.1

Linklaters 1290 Avenue of the Americas New York, NY 10104 Telephone (1) 212 903 9000 Facsimile (1) 212 903 9100

Emerging Markets Horizon Corp.
c/o Walkers Corporate Limited
190 Elgin Avenue
George Town
Grand Cayman KY 1-9009
Cayman Islands

October 28, 2021

Ladies and Gentlemen:

We have acted as special United States counsel to Emerging Markets Horizon Corp., a Cayman Islands exempted company (the “Issuer”), in connection with the registration statement on Form S-1, as amended and supplemented (File No. 333-258393) (the “Registration Statement”) originally filed with the United States Securities and Exchange Commission on August 3, 2021, relating to the registration under the United States Securities Act of 1933, as amended (the “Act”) of 28,750,000 units of the Issuer (the “Units”) (including up to 3,750,000 Units to be sold by the Issuer upon the exercise of the Underwriters’ (as defined below) over-allotment option), with each Unit consisting of (i) one Class A ordinary share of the Issuer, par value $0.0001 per share (the “Class A Ordinary Shares”) and (ii) one-third of one warrant (a “Warrant”), each whole Warrant entitling the holder to purchase one Class A Ordinary Share to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into between the Issuer and Continental Stock Transfer & Trust Company, as warrant agent.

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

We have examined the Registration Statement, the form of underwriting agreement (the “Underwriting Agreement”) to be executed by the Issuer, Citigroup Global Markets Inc. and VTB Capital plc, as representatives of the underwriters named therein (the “Underwriters”), the form of Unit certificate included as Exhibit 4.1 to the Registration Statement, the form of Warrant certificate included as Exhibit 4.3 to the Registration Statement and the Warrant Agreement, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Issuer has the power to execute and deliver the Units, the Warrants and the Underwriting Agreement, and perform its obligations thereunder, that the Units, the Warrants and the Underwriting Agreement have been duly and validly authorized, executed and delivered under the laws of its jurisdiction by the Issuer, that the Units and the Warrants conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

 Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

In our opinion:

1
When the Units have been executed and delivered by the Issuer against payment therefor pursuant to the terms of the Underwriting Agreement, the Units will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2
When the Units have been executed and delivered by the Issuer against payment therefor pursuant to the Underwriting Agreement, the Warrants included in such Units will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP